SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

June 20, 2006

(Date of Report)

June 16, 2006

(Date of Earliest Event Reported)

Online Holdings, Inc.

 (Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation)	333-85460 Commission File Number	84-1598154 (IRS Employer I.D. No.)

959 South 2300 East, Springville, UT  84663

(Address of Principal Executive Offices)

801-491-9401

(Registrant's Telephone Number)

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 16, 2006, in an arms length transaction, Online Holdings, Inc., (the “Company”) entered into a Letter of Intent, (the “LOI”) by and between the Company and Standard Drilling, Inc., a Delaware corporation (“Standard”) and certain shareholders of Standard.

The LOI contemplates the parties will enter a definitive agreement in which, following completion of due diligence and other conditions to closing, Standard will exchange all of its issued and outstanding shares and warrants on a one for one basis for shares and warrants of the Company, causing Standard to become a wholly owned subsidiary of the Company.

Other conditions of the LOI expected to be included in the definitive agreement, require certain shareholder(s) of the Company to cancel 20,000,000 shares of Common Stock held by same, which cancellation shall occur at such time as the definitive agreement is being consummated in exchange for $60,000 and all then current cash assets of the Company, less certain expenses to be determined.  As of the date of this report, Standard has placed $60,000 with the Company as a non-refundable deposit on the proposed transaction.

At Closing, the current Board of Directors shall appoint new members to the Board as designated by Standard and then resign effective on the expiration of the time period following the mailing of Form 14F-1.

Item 9.01

FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.

Title

2

Letter of Intent dated June 15, 2006 from Online Holdings, Inc. to

Standard Drilling, Inc.

 SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ONLINE HOLDINGS, INC.

DATE:  June 20, 2006

By:  /s/ Shaun Carter

Shaun Carter

President

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